Exhibit 99.2

GLOSSARY OF TERMS

Wtd. Avg. PTI

Ratio of (i) the sum of each receivable’s amount financed multiplied by the ratio of the monthly payment divided by one-twelfth the associated obligor(s) annual gross income to (ii) the sum of each receivable’s amount financed.

Cumulative Gross Loss

Cumulative sum of the ratio of the principal balances charged-off in a given period divided by the original amounts financed. Effective January 1, 2023, the servicer changed its charge-off policy with respect to delinquent receivables. Prior to January 1, 2023, delinquent receivables were generally charged-off at the earlier of (a) the date on which the obligor is 120 days past due at the end of the month or (b) the expiration of the notice of intent (i.e., notice to the obligor of the intent to sell the vehicle to recoup part of the loss from the default) following a repossession of the related vehicle. After January 1, 2023, delinquent receivables are generally charged-off at the earlier of (a) the date on which the servicer has repossessed and liquidated the related financed vehicle, (b) the end of the calendar month in which more than 10% of a scheduled payment is 120 days or more past due from the scheduled due date for such payment or (c) the date on which the servicer has charged-off in full the related principal balance or has determined that such principal balance should be charged-off in full on the servicing records of the servicer in accordance with its customary servicing practices..

Cumulative Net Loss

Cumulative sum of the ratio of the principal balances charged-off less recovery proceeds net of liquidation expenses received in a given period divided by the original amounts financed.

Pool Factor (Active Unpaid Principal) (%)

Ratio of month-end principal balance in a given period divided by the original amount financed.

Delinquent

A receivable is considered delinquent if payment in excess of 10% of a scheduled payment has not been received by the payment due date as of the end of the monthly period. For the avoidance of doubt, delinquencies do not include bankruptcy and repossessions.

Static Pool Delinquency (> 30 Days Past Due) (%)

Ratio of the month-end sum of principal balances greater than 30 days past due divided by month-end principal balance.

ABS Total (%)

A measurement of the non-scheduled amortization of the pool of receivables that is derived by calculating a monthly single month mortality rate (“SMM”), which is the sum of the non-scheduled reduction in the pool of receivables, including voluntary prepayments and amounts charged-off, divided by the beginning of month pool balance less any scheduled payments. The scheduled principal is calculated by rounding the remaining term to the nearest whole number and assumes that the receivables have been aggregated into one pool. The non-scheduled amortization is assumed to be the difference between the beginning pool balance less the scheduled principal minus the actual ending pool balance. The SMM is converted into ABS Total (%) by dividing (a) the product of one-hundred and the SMM by (b) the sum of (i) one-hundred and (ii) the SMM multiplied by the age of the pool, in months, minus one.

ABS Voluntary (%)

A measurement of the non-scheduled amortization of the pool of receivables that is derived by calculating a monthly single month mortality rate (“SSMV”), which is the sum of the non-scheduled reduction in the pool of receivables, including voluntary prepayments, divided by the beginning of month pool balance less any scheduled payments. The scheduled principal is calculated by rounding the remaining term to the nearest whole number and assumes that the receivables have been aggregated into one pool. The non-scheduled amortization is assumed to be the difference between the beginning pool balance less the scheduled principal and charged-off principal minus the actual ending pool balance. The SMM-V is converted into ABS Voluntary (%) by dividing (a) the product of one-hundred and the SMM-V by (b) the sum of (i) one and (ii) the SMM-V multiplied by the age of the pool, in months, minus one.